Exhibit d.(ii)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made as of August 2, 2017 by and between Hartford Funds Management Company, LLC (“Adviser”), a Delaware limited liability company, and Wellington Management Company LLP, a Delaware limited liability partnership (“Sub-Adviser”).

WHEREAS, Hartford Series Fund, Inc. (the “Company”), a Maryland corporation, is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser are investment advisers registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Company has retained the Adviser to render investment advisory services to the Company pursuant to an Investment Management Agreement, as may be amended from time to time (the “Advisory Agreement”) on behalf of each of the Company’s series listed in the Advisory Agreement;

WHEREAS, the Advisory Agreement authorize the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement, except for the responsibility for the oversight and coordination of other service providers; and

WHEREAS, the Adviser wishes to retain the Sub-Adviser to render certain investment advisory services to the series listed on Schedule A hereto, as may be amended from time to time (each series, a “Fund”) with respect to the portions of each Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

1.       Appointment; Investment Adviser Registration.

(a)       The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Funds with respect to the portions of the Funds’ assets allocated, from time to time, by the Adviser to the Sub-Adviser (the “Portfolio”) for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement.

(b)        The Sub-Adviser (i) represents and warrants that it is registered as an investment adviser under the Advisers Act, and (ii) shall continue to be so registered for so long as this Agreement remains in effect.

2.       Services and Duties of Investment Sub-Adviser. Subject to the monitoring, supervision and oversight of the Adviser and the Boards of Directors of the Company (the “Board”), the Sub-Adviser will:

(a)       manage the investment and reinvestment of assets of each Portfolio in accordance with each Fund’s investment objective and policies as stated in each Fund’s prospectus and statement of additional information filed with the U.S. Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”), and such other limitations as the Company, each Fund, the Adviser or a Board may impose with respect to the Portfolio by advance written notice to the Sub-Adviser;

(b)       in consultation with the Adviser, when appropriate, make determinations with respect to the investment of the assets of the Portfolios and the purchase and sale of a Portfolio’s securities and other instruments, and take such steps as may be necessary to implement the same;

(c)       oversee the placement of purchase and sale orders on behalf of each Fund in respect of the Portfolio;

(d)       engage portfolio managers to make investment decisions and provide research services to each Fund in respect of the Portfolio;

(e)       unless the Adviser or a Board gives written instructions to the contrary, vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of each Fund in respect of the Portfolio; and provide information to the Company, the Adviser or their designated agent concerning proxy voting as may be reasonably requested by the Adviser of the Company for purposes of, among other items, Form N-PX filings;

(f)       maintain books and records with respect to each Fund’s transactions in respect of the Portfolio, in accordance with laws, rules and regulations applicable to the Sub-Adviser; and

(g)       to the extent requested by the Adviser or officers of each Fund, cooperate with and provide reasonable assistance to the Adviser and the Company’s other service providers by: (i) keeping them fully informed as to such matters that they may reasonably request; (ii) providing prompt responses to reasonable requests for information or assistance; and (iii) establishing agreed processes to promote the efficient exchange of information.

In providing those services and in consultation with the Adviser, the Sub-Adviser will furnish reports with respect to the Funds at periodic meetings of the Board and at such other times as may be reasonably requested by the Adviser or the Board. Copies of all such reports shall be furnished to the Adviser for examination and review within a reasonable time prior to the presentation of such reports to the Board, provided that the Sub-Adviser has been given reasonable time to prepare such reports.

(h)       comply in all material respects with the applicable sections of (i) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (ii) the Sub-Adviser’s compliance policies and procedures, (iii) the applicable rules and regulations of the U.S. Commodity Futures Trading Commission (“CFTC”), (iv) the investment objectives, strategies, policies, limitations and restrictions of the Fund as

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described in the Registration Statement as applicable to the Portfolio, (v) the Company’s articles of incorporation and by-laws or other organizational documents of the Company, (vi) any investment guidelines or other instructions received in writing from the Adviser or the Board, and (vii) the conditions of any exemptive relief granted by the SEC on which the Funds rely;

(i)       manage the assets of the Portfolio in a manner such that the Portfolio will comply with the following requirements of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)) solely with respect to the assets of the Fund which are under its management and based solely on (x) information and methodologies in Sub-Adviser’s compliance systems, which Adviser acknowledges are not the official books and records of the Fund and (y) diversification testing protocols provided by the Adviser to the Sub-Adviser in writing; provided, however, that with respect to the 10% voting securities test contained in section 851(b)(3)(A)(ii), the Sub-Adviser will also comply with such additional requirements as the Company, each Fund or the Adviser shall furnish to the Sub-Adviser from time to time (if any); provided, further, Adviser acknowledges that (aa) the Sub-Adviser shall not be responsible or liable for preparing or filing any tax returns for any of the Funds and (bb) Sub-Adviser is not the tax agent for any Fund. In the event the of a breach of the above requirements of the Code or upon the Adviser’s notification of the Sub-Adviser of a potential breach of the above requirements of the Code, the Sub-Adviser and Adviser will discuss the corrective actions to be taken by the Sub-Adviser prior to the 20th calendar day following quarter end;

(j)       keep the Adviser and/or the Board informed of developments materially affecting each Fund’s Portfolio;

(k)       make available to the Board, the Adviser, each Fund’s Chief Compliance Officer(s) (“CCO”) and the Company’s administrator, promptly upon their request, such copies of its records with respect to each Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by a Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to such Board and/or the Adviser such periodic and special reports regarding each Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Portfolio, quarterly and annual compliance reports and certifications, quarterly tax compliance certifications, reports regarding compliance with the Company’s policies and procedures, quarterly reports identifying any Material Compliance Matters (as defined under Rule 38a-1 of the 1940 Act) and any material changes to the Sub-Adviser’s compliance program (including material revisions to compliance policies and procedures), procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by a Fund, compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(l)       make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other matters relating to the management of the Funds;

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(m)       provide certifications or sub-certifications to the Adviser on a timely basis as to the accuracy of the information contained in draft reports to shareholders, registration statements or portions thereof or other documents solely as it relates to the Sub-Adviser or the Portfolio;

(n)       not use material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates in contravention of applicable law;

(o)       promptly notify the Adviser, the Company and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; provided, however, such notice to be provided with respect to this item (iii) may be in the form of a monthly certificate whereby Sub-Adviser (or any of its affiliates) certifies that it is either aware, or not aware, of any proceeding or enforcement action as described in this item (iii); (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of any Fund; (v) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Sub-Adviser that would reasonably be expected to have a material effect on the Adviser or their affiliates; or (vi) is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as defined in Rule 206(4)-4 under the Advisers Act). The Sub-Adviser further agrees to notify the Adviser and the Company promptly should the Sub-Adviser become aware of: (i) a material misstatement contained in Company’s Registration Statement, as amended and supplemented from time to time, regarding the Sub-Adviser or the Fund’s investment strategy; or (ii) any statement contained in the Company’s Registration Statement that becomes untrue in a material respect. The Sub-Adviser will promptly notify the Adviser, the Company and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for any Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(p)       subject to Section 14, not disclose information regarding a Fund’s characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Company’s policies on disclosure of portfolio holdings;

(q)       provide the Adviser, the Company or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Company or the Board may reasonably request from time to time in order to assist the Adviser, the Company or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs, Form N-Qs, Form N-

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PORT, and Form N-CEN or any similar SEC filing that may require reasonable assistance from the Sub-Adviser;

(r)       provide reasonable assistance (as required by the Company’s valuation policy, as amended from time to time) to the Adviser, custodian or recordkeeping agent for the Company in determining or confirming, the value of any portfolio securities or other assets of the Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser (which valuation shall be based on the Sub-Adviser’s fair valuation procedures);

(s)       not consult with any other investment sub-adviser of the Company (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning a Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to any Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the Fund allocated to the Sub-Adviser by the Adviser; and

(t)       provide the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser promptly with respect to any material amendment to the Sub-Adviser’s ADV and notify the Adviser on a timely basis (which shall be no later than the quarterly certification provided pursuant to Section 10(a)(3) of this Agreement) of any other amendments to the Sub-Adviser’s Form ADV and, in each case, furnish a copy of such amendments to the Company and the Adviser.

The Sub-Adviser further agrees that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement as permitted by applicable law.

3.       Brokerage. The Sub-Adviser may place orders pursuant to its investment determinations for each Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. Neither the Sub-Adviser, nor any of its partners, members, directors, officers, or employees, as applicable, may act as principal or agent or receive any commissions in connection with the foregoing transactions. The Sub-Adviser may, in respect of the Portfolio, open and maintain brokerage accounts of all types on behalf of and in the name of a Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of a Fund, the Sub-Adviser shall seek “best execution”. In assessing “best execution”, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the

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Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Company that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause such Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to such Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for any Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with such Fund’s investment objectives, policies and procedures and (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the Sub-Adviser’s trade allocation policies and procedures and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to such Fund and each of its other clients. Broker or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instrument for the Fund may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rule 17e-1 and Rule 10f-3 under the 1940 Act and the Company’s Rule 17e-1 and Rule 10f-3 Procedures.

4.       Books, Records and Regulatory Filings.

(a)       The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Funds are the property of the Funds and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall make all reasonable efforts to destroy such records.

(b)       The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of a Fund are being conducted in accordance with applicable laws, rules and regulations.

(c)       The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein, provided however, that the Adviser shall make Form 13F notice filings and Schedule 13G filings in respect of the Portfolios as may be required by the Funds. The Sub-Adviser also shall make all required filings on Schedule 13D and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect of the Portfolio as may be required of the

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Funds due to the activities of the Sub-Adviser. The Sub-Adviser shall be the sole filer of Form 13F with respect to the Portfolio of the Funds.

5.       Class Action Filings. The Sub-Adviser is not responsible for making any class action filings on behalf of the Company.

6.       Standard of Care, Limitation of Liability; Indemnification and Insurance.

(a)       The Sub-Adviser shall discharge its duties under this Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent investment professional acting in a similar capacity and familiar with such matters would use. Unless the Sub-Adviser has breached the standard of care set forth in this Agreement or under applicable law, the Sub-Adviser shall not be subject to any liability to the Company, the Adviser or any Fund or to any other person or entity, for any act or omission of itself or of any other person or entity, in the course of, or connected with, performing its obligations under the Agreement. Provided the Sub-Adviser has breached the standard of care set forth above, the Sub-Adviser shall indemnify and hold harmless the Adviser and its affiliates from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser or its affiliates may become subject arising out of or resulting from (i) the Sub-Adviser causing a Fund to be in material violation of any applicable federal or state law, rule or regulation or in violation of any investment policy or restriction set forth in such Fund’s current Registration Statement or the most current written guidelines, investment policies or instruction provided in writing by the Board or the Adviser in advance to Sub-Adviser, (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Sub-Adviser or the Portfolio managed by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Company by the Sub-Adviser in writing for use therein; (iii) a material breach of this Agreement by the Sub-Adviser; or (iv) any willful misfeasance, bad faith, negligence or reckless disregard on the part of the Sub-Adviser in the performance of its duties and obligations under this Agreement (except to the extent such loss results from Adviser’s or the Company’s own willful misfeasance, bad faith, negligence or reckless disregard in the performance of their respective duties and obligations under the Advisory Agreement or this Agreement). Nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Company or a Fund may have under federal or state securities laws.

(b)       The Sub-Adviser agrees that any obligations of the Company or a Fund arising in connection with this Agreement shall be limited in all cases to such Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Company or the shareholders or any individual shareholder of such Fund or any other Fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the Directors of the Company (each, a “Director” and, together, the “Directors”) or any individual Director or any officers.

(c)       As used in this Section 6, the term “Sub-Adviser” shall include any partners, members, officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser performing services with respect to the Funds.

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(d)       The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement (except to the extent such loss results from the Sub-Adviser’s own willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties and obligations under this Agreement), or a material breach of this Agreement by the Adviser (other than a breach by Adviser of its payment obligation under Section 7).

(e)       The Sub-Adviser shall maintain errors and omissions insurance coverage and fidelity insurance coverage, each in the amounts as reasonably necessary to meet obligations under this Agreement, and from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. The Sub-Adviser shall provide prior written notice to the Adviser (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies. Furthermore, it shall upon request provide to the Adviser any information it may reasonably require concerning the amount of or scope of such insurance.

7.       Compensation. The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement as follows: the Adviser shall pay the Sub-Adviser, no later than the sixtieth (60th) day following the end of each quarter, a fee based on the net assets attributable to each Fund, in accordance with the terms set forth on Schedule B attached hereto, as may be amended from time to time.

8.       Expenses. The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement; provided, however, the Sub-Adviser shall not be responsible for the expenses incurred by the Company and the Funds, for example (without limitation): (a) interest expenses, dividend expenses and acquired fund fee expenses; (b) taxes; (c) brokerage commissions and other costs in connection with purchase or sale of securities or other investments; and (d) custodian fees and expenses.

9.       Services to Other Companies or Accounts. The investment advisory services of the Sub-Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Fund) and to engage in other activities. If the Sub-Adviser provides any advice to its clients concerning investment in the shares of any Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Company or the Fund.

10.       Compliance Matters.

(a)       The Sub-Adviser understands and agrees that it is a “service provider” to the Company as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to provide reasonable assistance to the Adviser and the Company and its Directors and officers, including each Fund’s CCO, with respect to (i) any and all compliance-related matters, and (ii) the Company’s efforts to assure that each of its service providers adopts and maintains policies and

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procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Company, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1)       as reasonably requested and after consultation with the Adviser, submit to a Board for its consideration and approval, the Sub-Adviser’s compliance program, it being understood that the Sub-Adviser’s obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested shall be subject to the fulfillment of the condition that such Board approve the Sub-Adviser’s proxy voting policies and procedures;

(2)       submit annually to the Fund’s CCO and the Adviser for consideration by the Board, the Sub-Adviser’s Annual Compliance Report discussing the adequacy and effectiveness of the Sub-Adviser’s compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3)       provide periodic reports, certifications and information concerning the Sub-Adviser’s compliance program to the Adviser including, but not limited to, the following:

(i)       Quarterly Compliance Certifications, including any required attachments, no later than the tenth (10th) business day after each calendar quarter;

(ii)       Annual Survey to Sub-Advisers, including any required attachments, no later than the tenth (10th) business day of February each year, provided that Adviser has provided Sub-Adviser the documentation sufficiently in advance for Sub-Adviser to comply with the timing requirement under this item (ii); and

(iii)       Annual Report on Code of Ethics Matters, including any required attachments, no later than the tenth (10th) business day of February each year.

(4)       provide the Adviser and the Company and its Directors and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5)       permit the Adviser and the Company and its Directors and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Fund’s CCO and other officers with reasonable access to individuals within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6)       use commercially reasonable efforts to maintain business continuity, disaster recovery and backup capabilities and facilities necessary to perform its obligations hereunder with minimal disruptions or delays; and on a timely basis as the Adviser may reasonable request, the Sub-Adviser shall provide to the Adviser access to its written

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business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans with respect to the Company to satisfy the Adviser’s and Company’s reasonable inquiries to assist the Company in complying with Rule 38(a)-1 under the 1940 Act;

(7)       provide the Adviser and its chief compliance officer and the Company and its officers, including the Fund’s CCO, with such certifications as may be reasonably requested; and

(8)       reasonably cooperate with any independent registered public accounting firm engaged by the Company or the Adviser, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SSAE 16 Report (or equivalent), if any, prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls.

(b)       The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program to meet the requirements of Rule 206(4)-7 under the Advisers Act.

11.       Representations and Warranties. The Adviser represents and warrants to the Sub-Adviser, on an on-going basis, that:

(a)       Each Fund is a “Qualified Purchaser” within the meaning of Investment Company Act of 1940; and

(b)       Each Fund is a “Qualified Eligible Person” as defined in CFTC Rule 4.7, and is either a member of, or exempt from any requirement to become a member of, the National Futures Association, and will maintain and renew such membership or exemption during the term of this Agreement.

Further, the Adviser and the Sub-Adviser agree as follows:

(a)       The Adviser authorizes the Sub-Adviser to invest in derivatives for each Fund in accordance with each Fund’s investment objective and policies as stated in the Registration Statement. The Adviser agrees that the Sub-Adviser, on a Fund’s behalf, and on such terms as the Sub-Adviser deems appropriate, may take any all such steps as may be required or permitted by the rules and regulations and/or by appropriate market practice to engage in derivatives transactions, including entering into ISDA agreements, clearing agreements, completing documentation, including documentation for clearing facilities, making representations and granting, and providing or executing counterparty documentation and account opening documentation on a Fund’s behalf, on such terms as the Sub-Adviser deems appropriate, in consultation with the Adviser.

(b)       Further, subject to the limitations under the 1940 Act, the Adviser on request of the Sub-Adviser or the Sub-Adviser may, acting as agent on a Fund’s behalf, agree to a

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collateral mechanism with counterparties in the market and instruct the custodian to advance cash or securities as collateral to an account designated by the Fund’s custodian and counterparty, broker and/or futures commission merchant (“FCM”) (as applicable) to meet margin/collateral payments if and to the extent required by the rules of exchanges or markets on which such instruments are dealt or as may have been agreed in any master agreement or other contract with a counterparty, including with respect to agency MBS collateral. The Adviser authorizes the Sub-Adviser, to the extent required by regulatory agencies or market practice, to reveal its and/or a Fund’s identity and address to any counterparty, broker or FCM through which or with which financial derivatives and foreign exchange instruments are traded or cleared. The Sub-Adviser may use such clearing firm as it deems appropriate to clear its derivatives transactions. The Adviser covenants that the Fund has full capacity to invest in financial derivatives and foreign exchange instruments.

(c)       The Sub-Adviser acknowledges that it will operate each Fund as an exempt account under CFTC Rule 4.5, other than the Funds that have elected to register with the CFTC as a commodity pool which are disclosed in the Company’s Statement of Additional Information, which may be amended from time to time.

12.       Duration and Termination.

(a)       This Agreement shall be effective immediately as of the date set forth above. This Agreement, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Directors or (ii) a vote of a “majority” (as defined in the 1940 Act) of such Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Directors who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b)       This Agreement is terminable with respect to any particular Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Company, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of such Fund or (ii) by the Adviser. This Agreement is terminable with respect to a Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Company. In addition, this Agreement will terminate with respect to a Fund in the event of the termination of the Advisory Agreement with respect to such Fund. This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

(c)       In the event of a termination of this Agreement for any reason with respect to a Fund, the Sub-Adviser shall reasonably cooperate with any transition manager or successor investment sub-adviser and with the Adviser in transitioning the management of that portion of the Portfolio with respect to such Fund to one or more new sub-advisers or to the Adviser, including, without limitation, providing the transition manager, at such intervals as the transition manager may request, with a list of holdings for such portion of the Portfolio and such other information as required by the transition management agreement, into which the Adviser and the transition manager will, at that time, enter.

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(d)       Termination of this Agreement with respect to a Fund shall not affect this Agreement with respect to the remaining Funds, and the provision of services by the Sub-Adviser with respect to such remaining Funds shall continue to be governed by this Agreement. Upon the termination of this Agreement with respect to a Fund, Schedule A shall be amended to reflect only those Funds that still remain. If no Funds remain, this Agreement shall terminate.

(e)       Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 of this Agreement.

13.       Use of Name.

(a)       The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Funds’ disclosure documents and shareholder or intermediary communications. Except as otherwise permitted by the terms of that certain Trademark License Agreement (as amended from time to time, “Trademark Agreement”) dated as of March 18, 2013 between Hartford (as defined therein) and Wellington (as defined therein), neither party will use: the name of the other party (including the use of logos or other identifying marks) or refer to the other party in marketing and promotional materials without prior notification to and authorization by the party to be so named, such authorization not to be unreasonably withheld by either party. It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement and/or the Trademark Agreement only so long as this Agreement and the Trademark Agreement shall continue in effect. Upon termination of this Agreement and the Trademark Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

14.       Confidential Information.

(a)       Each party agrees that, from and after the date of this Agreement, it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Portfolio or the Funds (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b)       Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to the date of this Agreement and is not otherwise subject to a contractual, fiduciary or other legal obligation of confidentiality to Discloser; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; or (iv) has been rightfully and lawfully obtained by

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the Recipient from any third party, unless such third party owes a duty of confidentiality to the discloser.

(c)       In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

15.       Amendment. This Agreement may only be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC. The amendment of Schedule A to this Agreement for the sole purpose of adding or removing one or more Fund(s) shall not be deemed an amendment of this Agreement or an amendment affecting an already existing Fund and requiring the approval of shareholders of that Fund.

16.       Notices. All notices hereunder shall be provided in writing. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Adviser:	Hartford Funds Management Company, LLC
690 Lee Road
Wayne, Pennsylvania 19087
Attention: General Counsel
Telephone: (610) 386-1773
Fax: (866) 522-0308
Email: Walter.Garger@hartfordfunds.com

If to the Company:	Hartford Series Fund, Inc.
c/o Hartford Funds Management Company, LLC
690 Lee Road
Wayne, Pennsylvania 19087
Attention: Secretary
Telephone: 610-386-4068 Fax: (860) 227-3143
Email: Thomas.Phillips@hartfordfunds.com

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If to the Sub-Adviser:	Wellington Management Company LLP
280 Congress Street
Boston, Massachusetts 02110
Attention: Legal & Compliance

17.       Miscellaneous.

(a)       This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)       Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c)       This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d)       This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions of that or any other jurisdiction. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in the State of New York.

(e)       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f)       Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Company or any Fund, except to the extent expressly authorized by this Agreement.

18.       Third-Party Beneficiaries. The sole parties to this Agreement are the Adviser and the Sub-Adviser, and the Adviser and the Company are the sole beneficiaries of the Sub-Adviser’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any other third party, including without limitation a record owner or beneficial owner of the shares of the Funds of the Company that are not expressly identified as a party to this Agreement. The terms of this Investment Management Agreement may be enforced solely by a party to this Agreement.

19.       Force Majeure. No party to this Agreement will be liable for any failure or delay in performing any of its obligations under or pursuant to the Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Agreement, if such failure or delay is due to any cause whatsoever outside its reasonable control. Any such non-performing party will be entitled to a reasonable extension of the time for performing such obligations. Events outside a party's reasonable control include any event or circumstance that the party is unable to avoid using reasonable skill and care.

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[signature page follows]

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMODITY FUTURES TRADING COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	/s/ Vernon J. Meyer
Name: Vernon J. Meyer
Title: Managing Director and Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Michael J. Boudens
Name: Michael J. Boudens
Title: Senior Managing Director

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Schedule A

List of Funds

HARTFORD SERIES FUND, INC.

on behalf of:

Hartford Balanced HLS Fund

Hartford Capital Appreciation HLS Fund

Hartford Disciplined Equity HLS Fund

Hartford Dividend and Growth HLS Fund

Hartford Global Growth HLS Fund

Hartford Healthcare HLS Fund

Hartford High Yield HLS Fund

Hartford International Opportunities HLS Fund

Hartford MidCap HLS Fund

Hartford MidCap Value HLS Fund

Hartford Small Company HLS Fund

Hartford Stock HLS Fund

Hartford Total Return Bond HLS Fund

Hartford Ultrashort Bond HLS Fund

Hartford Value HLS Fund

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Schedule B

Fees Paid to the Sub-Adviser

The Sub-Adviser’s fee for each Fund shall be accrued daily at the applicable per annum rate set forth below:

[REDACTED]

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